EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Income Fund I-C, a Massachusetts Limited Partnership, of our report dated March 30, 2001, on the financial statements of American Income Fund I-C, included in the 2000 Annual Report to the Partners of American Income Fund I-C, a Massachusetts Limited Partnership.


                                                /s/ ERNST & YOUNG LLP



Tampa, Florida
March 30, 2001
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                     SCHEDULE 10 -- SUBSEQUENT INVESTMENTS


[The information contained in this Schedule has been omitted from the FAA filing counterpart of this Agreement as such information is confidential and proprietary.]